Exhibit 10.20

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (this “Amendment”) is made as of November 14, 2014 (the “Fourth Amendment Effective Date”) by and between BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company (“Landlord”), and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Gross Lease dated as of May 17, 2012, pursuant to which Tenant leases certain space consisting of approximately 38,062 rentable square feet (the “Initial Premises”) located on the third (3rd) floor of that certain office building located at 10 Corporate Drive, Burlington, Massachusetts (the “Building”), as amended by that certain First Amendment to Lease dated as of June 13, 2013, pursuant to which Tenant leases an additional 21,417 rentable square feet (the “Expansion Premises”) located on the second (2nd) floor of the Building, as further amended by that Second Amendment to Lease dated as of March 28, 2014, and as further amended by that certain Third Amendment to Lease dated as of September 24, 2014 (the “Third Amendment”; the Gross Lease, as amended is referred to herein as the “Original Lease”).

B. Tenant desires to expand the leased premises by approximately seventeen thousand one Hundred seventy-seven (17,177) rentable square feet on the second floor of the Building;

C. Landlord and Tenant hereby desire to amend the Original Lease to provide for the leasing of such additional space to Tenant on the terms and conditions set forth herein.

D. The Original Lease, as amended by this Amendment, shall be referred to herein as the “Lease”. Any capitalized terms used herein not otherwise defined shall have the respective meanings ascribed to them in the Original Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. New Definitions. All defined terms in this Amendment are hereby incorporated by reference into the Lease and shall have the meanings assigned herein. Without limiting the foregoing, the Lease is hereby amended to include the following definitions in Section 1 thereof:

(a) Second Expansion Commencement Date. January 1, 2016.

(b) Second Expansion Improvements. Those alterations or improvements to the Second Expansion Premises as are depicted on the Second Expansion Plans and Specifications.

(c) Second Expansion Plans and Specifications. Those certain plans and specifications for the Second Expansion Improvements and any modifications to such Second Expansion Plans and Specifications approved in accordance with the terms hereof, which such Second Expansion Plans and Specifications shall be materially consistent with the Expansion Plans and Specifications for the Expansion Premises as set forth in the Third Amendment, excluding the internal staircase.

(d) Second Expansion Premises. The portion of the Building located on the second floor and depicted on the plan attached as Fourth Amendment – Exhibit A, consisting of approximately seventeen thousand one Hundred seventy-seven (17,177) rentable square feet as measured in accordance with the Lease.

(e) Second Expansion Tenant Improvement Allowance. The maximum amount, if any, to be incurred by Landlord to construct the Second Expansion Improvements, which shall not exceed the amount of Eight Hundred Ninety Three Thousand Two Hundred and Four and 00/100 Dollars ($893,204.00).

2. Amendment of Certain Definitions. The Lease is hereby amended by deleting from Section 1 thereof the definitions of Base Rent, Premises and Tenant’s Pro Rata Share, and substituting in their place the following:

(a) Premises. For all period during the Lease Term: (i) prior to the Second Expansion Commencement Date, Premises shall mean and refer to the Initial Premises and the Expansion Premises; and (ii) from and after the Second Expansion Commencement Date, Premises shall mean and refer to the Initial Premises, the Expansion Premises and the Second Expansion Premises, containing an aggregate of approximately seventy-six thousand six hundred fifty-six (76,656) rentable square feet located on the second and third floors of the Building.

(b) Tenant’s Pro Rata Share. Tenant’s Pro Rata Share with respect to: (i) the Initial Premises is 38,062/106,887 = thirty-five and sixty one one-hundredths percent (35.61%); (ii) the Expansion Premises is 21,417/106,887 = twenty and four one-hundredths percent (20.04%); and (iii) the Second Expansion Premises is 17,177/106,887 = sixteen and seven one-hundredths percent (16.07%). As of any particular date, the aggregate Tenant’s Pro Rata Share for the entire Premises shall be a fraction, the numerator of which is the aggregate rentable square footage of the entire Premises and the denominator of which is the total rentable square footage of the Building.

3. Lease Term. The Lease is hereby amended by adding the following text to the definition of “Lease Term” in Section 1 thereof: “The Lease Term for the Second Expansion Premises shall commence on the Second Expansion Commencement Date and end of March 31, 2026.”

4. Base Rent. The Lease is hereby amended by adding the following table setting forth the monthly amount of Base Rent payable for the Second Expansion Premises immediately after the table setting forth the Base Rent payable for the Expansion Premises (the Base Rent payable pursuant to the terms of the Lease for the Premises being the aggregate of the Base Rent payable pursuant to the tables for the Initial Premises and the Expansion Premises, as set forth in the Lease, and the table for the Second Expansion Premises, as set forth below).

Second Expansion Premises

Applicable Portion of Lease Term		Rate Per/Rentable Sq. Ft./Annum	Annual Base Rent	Monthly Base Rent Installment (Annual ÷ 12)
Beginning	Ending
January 1, 2016	December 31, 2016	$33.50	$575,429.50	$47,952.46
January 1, 2017	December 31, 2017	$34.51	$592,692.39	$49,391.03
January 1, 2018	December 31, 2018	$35.54	$610,473.16	$50,872.76
January 1, 2019	December 31, 2019	$36.61	$628,787.35	$52,398.95
January 1, 2020	December 31, 2020	$37.70	$647,650.97	$53,970.91
January 1, 2021	December 31, 2021	$38.84	$667,080.50	$55,590.04
January 1, 2022	December 31, 2022	$40.00	$687,092.92	$57,257.74
January 1, 2023	December 31, 2023	$41.20	$707,705.70	$58,975.48
January 1, 2024	December 31, 2024	$42.44	$728,936.87	$60,744.74
January 1, 2025	December 31, 2025	$43.71	$750,804.98	$62,567.08
January 1, 2026	March 31, 2026	$45.02	$193,332.28	$64,444.09

5. Second Expansion Plans and Specifications; Second Expansion Space Plan.

(a) Within forty-five (45) days of the Fourth Amendment Effective Date, Landlord shall cause Walsh/Cochis Associates (the “Architect”) to prepare draft Second Expansion Plans and Specifications for the improvements to the Second Expansion Premises necessary to complete the Second Expansion Improvements in accordance with the procedures set forth in this Section 5. The Second Expansion Plans and Specifications shall be materially consistent with the Expansion Plans and Specifications for the Expansion Premises, as set forth in the Third Amendment, except with respect to the internal staircase. Following its review and approval of the Second Expansion Plans and Specifications from the Architect, Landlord will submit the Second Expansion Plans and Specifications to Tenant for review and approval. Tenant shall approve or disapprove the Second Expansion Plans and Specifications within five (5) business days after submittal by Landlord. If Tenant disapproves the Second Expansion Plans and Specifications, Tenant shall explain in reasonable detail the reason for such disapproval. Landlord and Tenant shall work together to resolve Tenant’s objections provided that, in all events, Landlord’s approval is required.

(b) Upon the approval of the Second Expansion Plans and Specifications, Landlord shall (subject to reimbursement out of the Second Expansion Tenant Improvement Allowance as set forth below) cause the Architect to prepare and submit to Tenant for Tenant’s review a Second Expansion Space Plan (the “Second Expansion Space Plan”). The Second Expansion Space Plan shall be based on the Second Expansion Plans and Specifications and shall not deviate therefrom in any material respect without Tenant’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Tenant shall approve or disapprove the Second Expansion Space Plan within three (3) business days after submittal by Landlord. If Tenant disapproves the Second Expansion Space Plan, Tenant shall explain in reasonable detail the reason for such disapproval. Landlord shall then cause the Second Expansion Space Plan to be revised accordingly and re-submitted to Tenant within three (3) business days thereafter, whereupon the procedure set forth in this Section shall begin again.

6. Construction of Second Expansion Improvements.

(a) Upon Tenant’s approval of the Second Expansion Space Plan, Landlord shall prepare (or cause the preparation of) an estimate of the costs and expenses to construct the Second Expansion Improvements in accordance with the Second Expansion Plans and Specifications. The cost estimate will include the actual costs quoted by all contractors, and separately state the Landlord construction management fee of four percent (4%) of the Second Expansion Tenant Improvement Allowance (“Management Fee”), which shall be deducted monthly based on the percentage of construction completed, commencing on the first day of the calendar month immediately following the date on which the Second Expansion Improvements are commenced. If the quoted estimated cost to construct the Second Expansion Improvements in the Second Expansion Space Plan exceeds the Second Expansion Tenant Improvement Allowance, Tenant may request that the Landlord cause the Architect to alter the Second Expansion Space Plan, provided, however, any such requests for changes to the Second Expansion Space Plan that delays the construction of the Second Expansion Improvements or requests the inclusion of materials or installations in the construction of the Second Expansion Improvements other than building standard items or items with delivery requirements that may have the effect of delaying substantial completion of the Second Expansion Improvements shall be considered a Tenant Delay (as defined below). Costs associated with any engineered required plans, construction drawings, and/or as- built drawings for the Second Expansion Premises and the Management Fee shall be included in the fees or costs itemized and deducted from the Second Expansion Tenant Improvement Allowance. Landlord agrees to cause its general contractor selected by Landlord, to seek competitive bids for construction of the Second Expansion Improvements from at least two qualified subcontractors approved by Landlord and to provide Tenant with summaries of such bids upon request. Landlord shall notify Tenant within one (1) week after the close of the bid process if the final cost to construct the Second Expansion Space Plan (“Expansion Space Estimated Final Cost”) of the Second Expansion Improvements set forth in the Second Expansion Space Plan exceeds the Second Expansion Tenant Improvement Allowance (“Excess Amount”) and Tenant shall have the right to request changes to the Second Expansion Space Plan as set forth above to limit the Excess Amount, subject to the Tenant Delay provisions set forth herein. If applicable, the Excess Amount shall be funded by Tenant and paid to Landlord as follows: one-third (1/3) ten (10) days after Tenant’s approval of the Second Expansion Space Plan; one-third (1/3) thirty (30) days after Tenant’s approval of the Second Expansion Space Plan; and one-third (1/3) of the Excess Amount, within ten (10) days after substantial completion of the Second Expansion Premises. In the event Tenant shall request changes to the materials or installations in the construction of the Second Expansion Improvements after Tenant’s approval of the Second Expansion Space Plan, Tenant shall be responsible for 100% of the payment of any additional costs or charges related to such change orders. Tenant shall not be entitled to any cost savings or reimbursement in the event the actual costs and expenses to plan and construct the Second Expansion Improvements are less than the Second Expansion Tenant Improvement Allowance.

(b) Landlord shall make no material changes to the Second Expansion Space Plan or the work reflected in the Second Expansion Space Plan without the written consent of the Tenant, which consent shall not be unreasonably withheld, conditioned or delayed provided such changes do not materially alter the ability of the Tenant to use the Second Expansion Space as intended, and do not increase the amount of the Excess Amount. Tenant shall have the right, at Tenant’s sole cost and expense, to have, its construction representative, at the Second Expansion Premises and the Initial Premises and Expansion Premises at all times during the construction of the Second Expansion Improvements to review and monitor the performance of same; provided, however, Tenant’s construction representative shall not interfere with or delay the construction of the Second Expansion Improvements.

(c) All Second Expansion Improvements, regardless of which party constructed or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, at Landlord’s election and upon notice to Tenant, Tenant shall be required to remove all or any portion of the Second Expansion Improvements (including Telecommunication Facilities) upon the expiration or earlier termination of the Lease. Landlord agrees that any Second Expansion Improvements requiring removal will be identified in writing when the Second Expansion Space Plan is approved by the Landlord. Tenant shall not be required to remove any such Second Expansion Improvements not so identified. Landlord hereby requires Tenant to remove any wiring and cabling installed by Tenant, including, without limitation, the Second Expansion Improvement Systems. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant which can be removed without material damage to the Building or Premises, and all personal items brought into the Premises by Tenant shall be owned by Tenant and may be removed by Tenant subject to and in accordance with Paragraph 4.7 of the Original Lease, including but not limited to all servers, server racks, generators, supplemental HVAC units, furniture, phone and TV systems.

(d) Landlord shall endeavor to substantially complete the Second Expansion Improvements in accordance with this Section 6 and deliver possession of the Premises to Tenant on or prior to January 1, 2016 (the “Target Delivery Date”), subject to a day for day extension for delays caused solely by Force Majeure, Tenant Delay, or casualty) (time being of the essence). For the purposes of this Amendment, “substantial completion” shall mean (i) Landlord’s completion of the Second Expansion Improvements, subject only to the Final Punchlist (as defined below) and other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment that will not interfere materially with occupancy by Tenant, and (ii) if not already done, Landlord’s submission to Tenant of an issued and effective certificate of occupancy (or its equivalent) for the Second Expansion Premises for the Permitted Use and a certification signed by the Architect certifying that the Second Expansion Improvements have been completed in accordance with the Second Expansion Space Plans; provided, however, that if Landlord is unable to obtain such certificate of occupancy (or its reasonable equivalent) by virtue of the fact that Tenant has not yet completed the installation of its Second Expansion Improvement Systems (defined hereinafter) or for any other reason beyond the reasonable control of Landlord, then the Second Expansion Improvements shall be deemed substantially complete upon the certification of the Architect as stated in subsection (i), above, notwithstanding anything to the contrary in the foregoing.

(e) Tenant shall substantially complete the Second Expansion Improvement Systems, at Tenant’s expense, in a timely manner pursuant to Landlord’s construction schedule. If Tenant does not perform such work in a timely manner, then Landlord shall have the right, upon prior written notice to Tenant and a reasonable opportunity to cure, to do such work as is necessary to obtain the certificate of occupancy at Tenant’s expense. If and as long as Tenant does not unreasonably interfere in any way with the construction process (by causing disharmony of labor relations at the Property, scheduling or coordination difficulties, etc.), Tenant may, with Landlord’s prior written approval (which shall not be unreasonably be withheld, conditioned or delayed), and at Tenant’s sole risk and expense, enter the

Second Expansion Premises fourteen (14) days prior to the then anticipated substantial completion of the Second Expansion Premises for the purpose of installing Tenant’s data, telephone, audio-visual, internet and video systems and Tenant’s furniture and furniture systems (collectively, the “Second Expansion Improvement Systems”). In no event shall the Second Expansion Improvements include any Second Expansion Improvement Systems, the responsibility of which shall be Tenant’s. Tenant acknowledges that Landlord’s ability to obtain a certificate of occupancy for the Second Expansion Premises depends upon the completion of all or a portion of Second Expansion Improvement Systems. Each such applicable portion of the Second Expansion Improvement Systems shall be completed by Tenant no later than the date that substantial completion of the Second Expansion Improvements, in accordance with the construction schedule. Prior to the Second Expansion Commencement Date Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s obligations under this Lease. In all events, Tenant shall indemnify Landlord in the manner provided in the Lease against any claim, loss or cost arising out of any interference with, or damage to, the Second Expansion Improvements or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant contractor. Without limiting the generality of the foregoing, to the extent that the commencement or performance of the Second Expansion Improvements is delayed on account in whole or in part of any act, omission, neglect, or default by Tenant or any Tenant contractor, then such delay shall constitute a Tenant Delay as provided herein

(f) On a date or dates reasonably specified by Landlord, Landlord’s architect shall inspect the Second Expansion Improvements and shall prepare a list of the customary punchlist type items, and any items of a seasonal nature, then remaining to be completed (the “Final Punchlist”). Landlord shall cause such items to be completed in a diligent manner during regular business hours, but in a manner which will seek to minimize interruption of Tenant’s use and occupancy of the Premises. In any event, Landlord shall endeavor to complete all punch list work within thirty (30) days (or such longer period as is reasonably required with respect to applicable items), other than matters that cannot be completed owing to their seasonal nature, and subject to extension for Force Majeure and Tenant Delays. Any disputed Final Punchlist items identified as such during preparation of the Final Punchlist shall be completed by Landlord as aforesaid, subject to Landlord’s right to dispute whether such disputed items constitute a change to the Second Expansion Improvements.

(g) Except for uncompleted items of the Second Expansion Improvements specified in the Final Punchlist, Tenant shall be deemed to have accepted all elements of the Second Expansion Improvements on the Second Expansion Commencement Date. In the case of a dispute concerning the completion of items of Second Expansion Improvements specified in the Final Punchlist, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of the Architect that such items have been completed unless the certification is unreasonable and is disputed by Tenant by a notice to Landlord given within five (5) business days of Tenant’s receipt of the certification.

(h) The Target Delivery Date shall be extended by the number of days of actual construction delay in achieving substantial completion resulting from Force Majeure or Tenant Delay. Except as expressly set forth in the Lease, if the Second Expansion Improvements have not been substantially completed by the Target Delivery Date, then Landlord shall not be subject to any penalty, claim or liability nor shall the validity of this Lease or the obligations of Tenant hereunder be in any way affected. For purposes of this Lease, “Tenant Delay” means a delay in the performance or completion of the Second Expansion Premises Improvements to the extent resulting from: (i) Tenant’s failure to comply with any of the delivery dates or approval dates contained in this Section 6 relative to the design, planning, selection of finishes and pricing for the Second Expansion Improvements; (ii) Tenant’s failure to respond to requests for information, approvals or disapprovals regarding the Second Expansion Improvements within the time periods established in this Section 6 (or if not so stated, then within three (3) business days after request by Landlord or its contractors); (iii) Tenant’s requests for changes in the Second Expansion Space Plan causing a delay or for the inclusion of materials or installations in the construction of the Second Expansion Improvements other than building standard items or items with delivery requirements that may have the effect of delaying the substantial completion of the Second Expansion Improvements beyond the Target Delivery Date; (iv) any acts, omissions, defaults or misconduct of Tenant (or its agents, employees, design professionals, contractors, licensees or invitees) with respect to the construction of the Second Expansion Improvements; (v) any request by Tenant that Landlord delay the commencement of, or suspend the performance of, any Second Expansion Improvements; (vi) failure of Tenant to complete any of the Second Expansion Improvement Systems in accordance with Landlord’s construction schedule; (vii) any interference with Landlord’s construction of the Second Expansion Improvements caused by Tenant or its contractors, subcontractors or suppliers; and (viii) any other act or omission of Tenant, any Tenant contractor, or any of their officers, employers, agents, or contractors.

7. Operating Costs; Property Taxes; Base Year. For any period during the Lease Term that the Premises consists of the Initial Premises, the Expansion Premises and the Second Expansion Premises, Tenant shall pay Estimated Operating Costs Allocable to the Premises, Operating Costs Allocable to the Premises, Estimated Property Taxes Allocable to the Premises, and Property Taxes Allocable to the Premises with respect to the Initial Premises, the Expansion Premises and the Second Expansion Premises, subject to the terms set forth herein. Notwithstanding anything to the contrary contained herein and/or in the Lease, at Landlord’s option Tenant’s payment for Estimated Operating Costs Allocable to the Premises, Operating Costs Allocable to the Premises, Estimated Property Taxes Allocable to the Premises, and Property Taxes Allocable to the Premises shall be calculated and payable separately for the Initial Premises, the Expansion Premises and the Second Expansion Premises in the same manner that such amounts are calculated and payable for the Premises as provided in the Lease, provided that (a) the Base Year applicable to the Initial Premises shall be calendar year 2013 as provided in the Lease, (b) the Property Tax Base amount applicable to the Initial Premises shall be Tenant’s Pro Rata Share (based solely upon the Initial Premises) of the Property Taxes payable for fiscal tax year 2013 (beginning July 1, 2012 and ending June 30, 2013), (c) the Base Year applicable to the Expansion Premises shall be calendar year 2014, (d) the Property Tax Base amount applicable to the Expansion Premises shall be Tenant’s Pro Rata Share (based solely upon the Expansion Premises) of the Property Taxes payable for fiscal tax year 2014 (beginning July 1, 2013 and ending June 30, 2014), (e) the Base Year applicable to the Second Expansion Premises shall be calendar year 2015, and (f) the Property Tax Base amount applicable to the Second Expansion Premises shall be Tenant’s Pro Rata Share (based solely upon the Second Expansion Premises) of the Property Taxes payable for fiscal tax year 2015 (beginning July 1, 2014 and ending June 30, 2015).

8. Right of First Refusal. Section 6.20 of the Lease is hereby deleted in its entirety.

9. Brokers. Tenant was represented in the transaction evidenced by this Amendment by Jones Lane LaSalle, a licensed real estate broker. Landlord was represented in the transaction evidenced by this Amendment by CB Richard Ellis – N.E. Partners, LP, a licensed real estate broker and certain representatives of Landlord. Landlord and Tenant warrant to each other that they have had no dealings with any broker, agent or finder in connection with this Amendment except as set forth above. Landlord shall be responsible for paying any commission or fee owed to Landlord’s broker, CB Richard Ellis – N.E. Partners, LP, in connection with this Amendment and CB Richard Ellis – N.E. Partners, LP shall be responsible for the payment of any commission or fee owed to Jones Lang LaSalle in connection with this Amendment pursuant to a separate written agreement between CB Richard Ellis – N.E. Partners, LP and Jones Lane LaSalle. Each party hereto agrees to protect, indemnify and hold harmless the other from and against any and all expenses with respect to any compensation, commissions and charges claimed by any other broker, agent or finder not identified above with respect to this Amendment or the negotiation thereof that is made by reason of any action or agreement by such party.

10. Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Lease. The Original Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Lease and in any related instruments shall be amended and read hereafter to be references to the Original Lease as amended by this Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Lease and the provisions of this Amendment, the provisions hereof shall govern and control. Except as specifically amended in this Amendment, the Lease is and shall remain in full force and effect and has not been amended, modified, terminated or assigned.

11. Independence of Covenants. Landlord’s and Tenant’s covenants in the Lease are independent and, without limiting the generality of the foregoing, Tenant acknowledges that its covenant to pay Base Rent and Additional Rent is independent of Landlord’s obligations under the Lease, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent or Additional Rent due under the Lease, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

12. Authority. Each party represents and warrants to the other that such party and the person signing on its behalf are duly authorized to execute and deliver this Amendment and that this Amendment constitutes its legal, valid and binding obligation.

13. Execution. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. The parties agree that this Amendment may be transmitted between them by facsimile machine or electronic mail and the parties intend that a faxed or emailed Amendment containing either the original and/or copies of the signature of all parties shall constitute a binding Amendment.

14. Governing Law/Binding Effect. The Lease and this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the Landlord and Tenant and their respective legal representatives, successors and assigns.

15. Effective Date. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises. This Amendment shall become effective and binding only upon execution and delivery of this Amendment by all of the parties hereto and approval by Landlord’s lender.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

LANDLORD:

BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company

By: BURLINGTON CENTRE JV LLC, a Delaware limited liability company, its sole member

By: DIV FUND II GP, LLC, a Delaware limited liability company, as agent for the managing member

		By:	/s/ Richard McCready
		Name:	Richard McCready
		Title:	President

and

By: BURLINGTON GAVI MEMBER, LLC, a Delaware limited liability company, its co-managing member

By: PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

			By	/s/ Ronnie J. Bily
Name: Ronnie J. Bily
Title: Investment Director - Asset Management

			By	/s/ Dennis J. Tinker
Name: Dennis J. Tinker
Title: Assistant Managing Director Asset Management

TENANT:

THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation

By:	/s/ Kathy Andreasen
	Name:	Kathy Andreasen
	Title:	Chief People Officer

SECRETARY’S CERTIFICATE

I, David Bryson, Secretary of The Endurance Group, Inc., a Delaware corporation (the “Company”), hereby certify that Kathy Andreasen, as CPO of the Company has authority to execute and deliver to Burlington Centre Owner, LLC the Lease related to the building located at, known as and numbered 10 Corporate Drive, Burlington, Massachusetts, a copy of which Lease is attached hereto and made a part hereof on behalf of the Company.

Witness my signature on this 9th day of October, 2014.

The Endurance International Group, Inc.

By:	/s/ David Bryson
Name:	David Bryson
Title:	Secretary

Fourth Amendment – Exhibit A

Second Expansion Premises

[See Pages Attached Hereto]

LIMIT OF
PREMISES
ELEVATOR LOBBY
ELEC

LEASE EXHIBIT

SECOND FLOOR
10 CORPORATE DRIVE
BURLINGTON, MASSACHUSETTS

2014_0427LE1 10/09/2014

THIS SPACE

SECOND FLOOR KEY PLAN